EXHIBIT 10.3

EXECUTIVE CONSULTING AGREEMENT

This Agreement (the “Agreement”) is entered into as of 26 October 2014 by and between E-Waste Systems, Inc.,  a Nevada,  USA  company  whose  registered  address  is 1350  E. Flamingo,  #3101  - Las  Vegas,  NV 89119 and its subsidiaries, including E-Waste Systems (UK) Ltd (together “EWSI”), and Simon Hundal 6 Sweet   Chariot   Way,   Admaston,   Telford,   Shropshire,   TF1   3JE   Tel:   07983   174   745 Email:  simon_hundal@hotmail.com (the “Consultant”).

Whereas,   EWSI  is  a  publicly  traded  (OTCBB:   EWSI),  environmentally   focused  and  socially responsible company supplying highly skilled management services, branded solutions for environmental processes, and related technologies to companies globally in fields which include electronics and other waste recycling and related reverse logistics services, management services, and incubator services and it wishes to expand these services and the geographies in which it operates, and

Whereas, the Consultant, is based in the United Kingdom (where the Company desires to aggressively expand) and is an internationally experienced professional actively engaged with and who has personal knowledge of a number of organizations which could be considered as customers, partners with, acquisition targets for, operating contractors, technology suppliers, or investors into EWSI, and

Whereas, EWSI desires to expand its business, and desires to obtain the benefit of the knowledge, location, expertise and contacts which the Consultant possesses to help achieve its objectives, and

Whereas, EWSI desires to retain the Consultant to provide executive operations management, business development, acquisition sourcing and related services to take advantage of the Consultant’s experience and wishes to exploit such commercial opportunities, and the Consultant is willing to provide such consulting services acting on behalf of EWSI.

Now therefore, in consideration  of the mutual covenants and promises contained herein, the Parties hereto agree as follows:

1.  Engagement; Consultant Relationship; Duties; Title.  EWSI hereby engages the Consultant, and the Consultant hereby agrees to render, consulting and management services to EWSI in connection with the expansion of the business. The Consultant shall report to the CEO or such other person as the CEO shall designate and provide a routine (not less than monthly) report outlining the developments, operational results achieved and engagements performed.

The Consultant shall devote such of his time and effort as is reasonably required to perform the services described herein. The Consultant shall perform the services with a level of care, skill, and diligence that a prudent professional acting in a like capacity and familiar with such matters would use, and shall agree to abide by the rules of governance established by EWSI’s board of directors, including but not limited to, the Code of Business Conduct and Ethics and the Insider Trading Policies (copies of which are available and maintained on the EWSI website).

It is understood that having the credibility of a title of distinction may enhance the Consultant’s success, and EWSI hereby allows the Consultant to use the title of and be appointed to the role of Director, and Chief Operations Officer and Business Development, E-Waste Systems (UK) Ltd for the term of this engagement.    EWSI  shall include  reference  to this role on its website,  in the ‘Team’  section,  and shall provide an EWSI email address for correspondence.

2.  Term and Termination. The term of this Agreement shall begin on the date first signed and shall  continue  until  the  first  anniversary  of  the  date  of  this  Agreement  (the  ‘Termination  Date’)  unless terminated by either Party as described herein (the “Term”).  EWSI may terminate this agreement for cause (defined as immoral, unethical, or illegal behavior or failure or refusal to follow any directive of the Board of Directors  or  the  CEO  by  the  Consultant)  without  prior  notice  and  without  any  further  obligation  to Consultant regardless of any pending business opportunities.  Should EWSI terminate this agreement without cause,  it  shall  provide  the  Consultant  with  thirty  days  notice.    Upon  such  termination  without  cause, Consultant shall provide to EWSI a list of pending opportunities and the Parties shall agree on the legitimacy of such opportunities.  Should EWSI subsequently conclude a transaction as described in such list of pending opportunities within 6 months of Termination Date, EWSI shall pay to Consultant any fees deriving from such  transactions   in  accordance   with  this  Agreement.   EWSI  reserves   the  right  to  apply  unilateral modifications to this agreement, but only in writing.

Should the Consultant terminate this agreement other than due to a breach of this Agreement by EWSI, or in the event Consultant is terminated for Cause as described above, Consultant shall forfeit any claims to compensation for transactions completed by EWSI following the termination date, unless the fees earned were for work completed by the Consultant prior to the termination date.

If neither Party elects to terminate this agreement prior the first term as described above, the agreement shall be automatically be extended for a subsequent one year term under the same conditions.

3.  Compensation. The compensation structure is incentive-based. The form, amount and timing of compensation will be agreed by the Parties upon the closing by EWSI of any opportunity with the terms reflective of the payments to EWSI by customers, clients, deal partners, investors or others sourced by the consultant. The base compensation, which is subject to periodic review, is shown in Schedule A attached.

EWSI reserves the right to issue the compensation in EWSI common stock or in cash, with the default being cash when cash is received by EWSI. The common stock issued shall be newly issued restricted common shares.

Unless otherwise required by law, all such compensation shall be payable without deduction for national or local income taxes, social security or any other amounts, which shall remain the responsibility of the Consultant.

4.  Expenses. The Consultant shall pay for his own expenses unless otherwise agreed or required by EWSI and pre-approved.    A budget for such expenses shall be created and approved with an initial expectation that local travel shall not exceed £1,500 or its equivalent (as soon as possible a Company credit or debit card will be made available for this purpose).

5.  Independent  Contractor. The Consultant is an independent  contractor providing services to EWSI. The Consultant is not an agent of EWSI and shall have no right to bind EWSI, except as expressly and duly authorized by affirmative action of the CEO or board of directors. EWSI, as appropriate, will report all payments to be made hereunder on Forms 1099 (or their equivalent in a different country) as payments to the Consultant for independent contracting services. EWSI shall not carry worker’s compensation insurance to cover the Consultant. EWSI shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or their equivalent in another country, nor provide any other contributions or benefits that might be expected in an employer-employee relationship.

6.  No Assignment. Unless otherwise agreed with EWSI, the Consultant shall not subcontract his duties  or  cause  any  other  person  or  entity  to  perform  his  services.  The  Consultant  shall  therefore  not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on his part pursuant to the terms of this Agreement without the prior written consent of EWSI. Any attempted assignment or transfer by Consultant of his obligations without such consent shall be voided.

7.  Payment of Fees. The Parties agree that no compensation shall be due to Consultant except as to  the  extent  of  ascertainable  and  quantifiable  value  to  EWSI  determined  by  EWSI  in  its  reasonable discretion and EWSI has no obligation to accept opportunities brought or introduced by Consultant and shall evaluate and accept or decline such opportunities in its sole and absolute discretion.

8.  Confidentiality,   Non-Competition   and  Non-Circumvention.     During  the  term  of  this Agreement and for a period of two (2) years after, EWSI and Consultant agree that neither of them, nor any affiliate of them, directly or indirectly, or in any other capacity, will (i) in any manner influence any person who is an employee of the other Party to leave such service or hire any such person, (ii) contact or solicit any Person that is or at any time within the one year period immediately prior to the date of this Agreement was a customer of EWSI or Consultant for the purpose of providing products, services or business competitive with that provided  by the other Party, or provide any such products, services or business to any such Person, (iii) request or advise any suppliers, customers or accounts of the other Party to withdraw, curtail or cancel any business that is placed with the other Party, (iv) use or disclose, or cause to be used or disclosed, any secret,  confidential  or  proprietary  information  of  either  Party,  which  is  stipulated  by  either  Party  as confidential, regardless of the fact that EWSI and/or Consultant or any EWSI Affiliate may have participated in the development  of that information,  or (v) make any disparaging  remarks about the other Party, their employees or officers, or their services, practices or conduct.

9.  Contracts  or  Other  Agreements  with  Current  or  Former  Employer  or  Business.  The Consultant hereby represents and warrants that he is not subject to any agreement with respect to which the Consultant’s engagement by EWSI would be a breach.

10.  Modification  of Agreement. This Agreement may be modified at any time by EWSI or at any time by a written supplemental agreement executed by both Parties.

11.  Notice. All notices  and other communications  required  or permitted  under  this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted.

All notices and other communications under this Agreement shall be given to the Parties hereto at the following addresses:

If to EWSI:

Susan Johnson, Secretary-Treasurer

12075 Northwest Blvd, Building 300

Cincinnati, Ohio 45246

Email:   sjohnson@ewastesystems.com

If to Consultant: Simon Hundal

6 Sweet Chariot Way, Admaston,

Telford, Shropshire, TF1 3JE

Email:  simon_hundal@hotmail.com

or to such other address as the Parties hereto may specify, in writing, from time to time.

12.  Waiver  of  Breach. The  waiver  by  either  Party  of  any  breach  of  any  provision  of  this Agreement shall not operate or be construed as a waiver of any subsequent breach.

13.  Entire Agreement. This Agreement contains the entire agreement of the Parties relating to the subject matter of this Agreement and supersedes any prior written or oral arrangements with respect to the Consultant’s engagement by EWSI.

14.  Successors, Binding Agreement. Subject to the restrictions on assignment contained herein, this Agreement shall inure to the benefit of and be enforceable by EWSI’s successors and assigns.

15.  Validity. The  invalidity  or  unenforceability  of  any  provision  of  this  Agreement  shall  not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.  Survival of Obligations. The duties and obligations contained in Paragraphs 6, 12, 13, 15 and 17 shall survive the expiration or termination of this Agreement.

17.  Multiple  Counterparts.  This Agreement  may be executed  simultaneously  in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same Agreement.

18.  Tax Withholding; Indemnification. By reason of Consultant’s relationship with EWSI as an independent contractor, all sums required to be paid by EWSI to Consultant shall be paid in full, without reduction for any withholding taxes, employers’ taxes, social security taxes, payments or contributions, and similar  employer   withholdings,   deductions   and  payments.   Consultant   acknowledges   and  agrees  that Consultant shall be solely responsible for making all such filings and payments and shall indemnify and hold harmless EWSI for any liability, claim, expense or other cost incurred by EWSI arising out of or related to the obligations of Consultant pursuant to this Paragraph 16.

19.  Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Nevada, USA.

20.  Headings. The headings of the Paragraphs of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed, or cause their duly assigned agent to execute, this Agreement as of the date first set forth above.

For E-Waste Systems, Inc.	Consultant

By: /s/ Martin Nielson	By: /s/ Simon Hundal
Martin Nielson, CEO	Simon Hundal

Attachments:

Exhibit A Compensation Schedule for Consultant

Exhibit A:  Compensation Schedule for Consultant

1. On Target Earnings.        $150,000 per annum

This amount is the on-target earnings expected under this agreement.  This expectation will be reviewed quarterly.  All earnings under this agreement are commissions or incentive payment based solely on the closing of and payment to EWSI for deals brought by the Consultant, and there is therefore no guarantee that the On Target Earning shall be paid.  However it is in the best interests of the Consultant and the Company that transactions are closed which the Consultant sources.  Therefore, if commissions are not earned which are at least reflecting the OTE, then the Company is not benefitting and this agreement may be reviewed for termination or adjustment.

2. Incentive Compensation from Sales.   20% of Net Revenue

Each month, the Company shall pay an incentive payment to the Consultant equivalent to the Net Revenue from the deals sourced by and closed by the Consultant and which are processed through operations owned by or which are part of the Company’s network, as it may be extended from time to time, and will only be paid when then Company has earned and been paid the revenue from the source.  The Net Revenue shall be determined by subtracting total revenue sourced by the Consultant and recorded for each month for each location, less all direct cost of sales, including direct labor, transportation/freight, sales commissions, incentives, revenue sharing, payments to customers, etc.  All such amounts are subject to verification by the Company’s auditors.

3. Business Development Incentives.    Variable; paid based on value created

The Company shall incentivize the Consultant to bring and execute transactions which create value for the Company by building its infrastructure, growing its brand, increasing sales, completing new contracts, sourcing acquisitions or joint ventures, hiring key personnel, and other such growth initiatives as the Company and the Consultant may agree upon.  Incentive payments include the following:

a.      Investment.  10% of the value of any investment brought to the Company

b.      New Commercial Contracts.  2% of the gross value of the contract for the greater of the first year or the fixed term, for any contract executed by the Company and paid to the Company and sourced in whole or in part by the Consultant

c.      Acquisition or Joint Venture.  1.5% of the total sales for the most recent fiscal year of the acquired target brought to the Company by the Consultant

d.      Brand License Sales.  2% of the value of any brand license agreement closed by the Company and sourced by the Consultant

e.       Hiring of executive personnel.  $5,000 or 5% of the first year base compensation for any executive hired by the Company and sourced by the Consultant

f.        Others as agreed

4. Annual Bonus Pool.       Up to 30% of Compensation Earned

The Company shall include the Consultant in any Executive Bonus plan adopted by the Board of Directors, which shall pay up to 30% of at least the base compensation of the Consultant.

5. USA Incentive Stock Option Plan.     5% of the Gross Issued and Outstanding Common Stock

The Company shall, upon adoption by the Board of Directors, include the Consultant in the stock option plan, which shall include vesting over a three-year period and other obligations as they are adopted.

6. UK Shares.        20% of the Initial Share Capital

The Company shall, grant the Consultant these common shares upon execution of this agreement, which shall have similar three year vesting as the Incentive Stock Option Plan. The Consultant shall have the right to convert the UK Shares to USA shares at a value and time as determined by the Board of Directors.

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